As filed with the Securities and Exchange Commission on February 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MakeMyTrip Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Mauritius	13-4125456
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Tower A, SP Infocity, 243,

Udyog Vihar, Phase 1

Gurgaon, Haryana 122016, India

(91-124) 439-5000

(Address and telephone number of Registrant’s principal executive offices)

MakeMyTrip Inc.

60 East 42nd Street

Suite 2029

New York, NY 10165

USA

(212) 760 1511

(Name, address and telephone number of agent for service)

Copy to:

Rajiv Gupta, Esq.

Michael W. Sturrock, Esq.

Latham & Watkins LLP

9 Raffles Place #42-02

Republic Plaza

Singapore 048619

(65) 6536-1161

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering Ordinary Shares	4,050,000(2)	$26.63(3)	$107,851,500(3)	$13,892
Secondary Offering Ordinary Shares	14,885,185(2)	$26.63(3)	$396,392,477(3)	$51,056
Total	18,935,185		$504,243,977	$43,862(4)

(1)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public and (ii) additional ordinary shares which may be purchased by the underwriters at their option to cover over-allotments, if any. The ordinary shares are not being registered for the purpose of sales outside the United States.
(2)	The amount being registered shall also include any additional ordinary shares which may become issuable as a result of stock splits, stock dividends, recapitalization or similar transaction in accordance with Rule 416 under the Securities Act.
(3)	Estimated based upon the average of the high and low prices of the ordinary shares of the registrant on the Nasdaq Global Market as of February 12, 2014 pursuant to Rule 457(c) under the Securities Act.
(4)	Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the total registration fee due under this Registration Statement by the amount of the registration fee associated with the unsold securities from the Registrant’s Form F-3 Registration Statement (SEC File No. 333-189315), filed by the Registrant with the Commission on June 14, 2013 and declared effective on July 17 2013, registering the offer and sale of 11,836,570 Ordinary Shares of the Registrant in secondary sales for a maximum aggregate offering price of $154,585,604 (the “Prior Registration Statement”). All such Ordinary Shares remain unsold as of the date of this registration statement, and are being included in this registration statement. Accordingly, the full amount of the $64,947 registration fee currently due for this Registration Statement has been paid by offset against the registration fee of $21,085 paid for the Prior Registration Statement and the Registrant is paying the balance $43,862 in filing fees for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 14, 2014

PROSPECTUS

MakeMyTrip Limited

Ordinary Shares

We may from time to time offer and sell, in one or more offerings, up to 4,050,000 of our ordinary shares. In addition, the selling shareholders named in this prospectus may from time to time offer and sell, in one or more offerings, up to 14,885,185 of our ordinary shares. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

At any time a particular offer of the ordinary shares covered by this prospectus is made by us or any selling shareholder, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

We or the selling shareholders may offer the ordinary shares independently or together for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in any of our securities. Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MMYT.”

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated                     , 2014

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this process, we may from time to time sell our ordinary shares in one or more offerings up to 4,050,000 of our ordinary shares. In addition, under this process, the selling shareholders named in this prospectus may from time to time sell up to to 14,885,185 of our ordinary shares in one or more offerings.

This prospectus only provides you with a general description of our ordinary shares. Each time we or any selling shareholder sells our ordinary shares, we or the selling shareholder will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our ordinary shares, you should carefully read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any ordinary shares discussed in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we, any selling shareholder nor any underwriter, dealer or agent has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder is offering our ordinary shares in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the selling shareholders may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and, in the case of a sale by us, the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

•	“MMT,” “our company,” “we,” “our” and “us” are to MakeMyTrip Limited, a public company incorporated under the laws of Mauritius, and its subsidiaries;

•	“US” are to the United States of America, its territories and its possessions; “Mauritius” are to the Republic of Mauritius; and “India” are to the Republic of India; and

•	“$” or “dollars” or “US dollars” refer to the legal currency of the US; and “Rs.”, “Rupees” or “Indian Rupees” refer to the legal currency of India.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ordinary shares we and the selling shareholders are offering. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we and the selling shareholders are offering. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file annual, quarterly and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.makemytrip.com or MakeMyTrip.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	the information set forth in our Form 6-K (File No. 001-34837) filed with the SEC on February 6, 2014;

•

the information set forth in Exhibit 99.1 (only our unaudited consolidated financial statements as of December 31, 2013 and for the quarter ended December 31, 2013 and 2012 and the sections “Other Information — Share Repurchase”, “Fiscal 2014 Third Quarter Financial Results” and “About Non-IFRS Financial Measures”) set forth in our Form 6-K (File No. 001-34837) filed with the SEC on January 30, 2014;

•

the information set forth in Exhibit 99.1 (only our unaudited consolidated financial statements as of September 30, 2013 and for the quarter ended September 30, 2013 and 2012 and the sections “Other Information — Share Repurchase”, “Fiscal 2014 Second Quarter Financial Results” and “About Non-IFRS Financial Measures”) set forth in our Form 6-K (File No. 001-34837) filed with the SEC on October 31, 2013;

•

the information set forth in Exhibit 99.1 (only our unaudited consolidated financial statements as of June 30, 2013 and for the quarter ended June 30, 2013 and 2012 and the sections “Other Information — Share Repurchase”, “Fiscal 2014 First Quarter Financial Results” and “About Non-IFRS Financial Measures”); and Exhibit 99.2 set forth in our Form 6-K (File No. 001-34837) filed with the SEC on August 7, 2013;

•	our annual report on Form 20-F (File No. 001-34837) for the fiscal year ended March 31, 2013 filed with the SEC on June 13, 2013;

•

the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-34837) filed with the SEC on July 30, 2010, including any amendment and report subsequently filed for the purpose of updating that description; and

•

with respect to each offering of ordinary shares under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

MakeMyTrip Limited

Tower A, SP Infocity, 243

Udyog Vihar, Phase 1

Gurgaon, Haryana 122016, India

(91-124) 439-5000

Attention: Mohit Kabra, Group Chief Financial Officer

OUR COMPANY

We are the largest online travel company in India, based on gross bookings for 2012, according to PhoCusWright Inc., an independent travel industry research company. Through our primary website, www.makemytrip.com, and other technology-enhanced platforms, travelers can research, plan and book a wide range of travel services and products in India as well as overseas. Our services and products include air tickets, hotels, packages, rail tickets, bus tickets, car hire and ancillary travel requirements such as facilitating access to travel insurance. In February 2014, we acquired a group of companies headquartered in Amsterdam, Netherlands, operating through its website, Easytobook.com, which offers online hotel reservations in Europe, North America and other key global travel destinations.

We commenced operations in 2000 and in the first five years following our inception, we focused on the non-resident Indian market in the United States, primarily servicing their demand for United States-India inbound air tickets. We started our Indian business with the launch of our Indian website in September 2005. During the initial years of our operations, we invested significant capital in our infrastructure as well as in sales and marketing efforts to build our brand and gain recognition, and we recorded net losses for all of our completed fiscal years until fiscal year 2010. We recorded net losses in fiscal years 2009 and 2010 of $(7.3) million and $(6.2) million, respectively, and recorded net profits of $4.8 million and $7.0 million, respectively, in fiscal years 2011 and 2012. We recorded a net loss of $(27.6) million in fiscal year 2013. We have recorded a net loss of $(18.2) million for the nine months ended December 31, 2013. We also recorded operating losses in fiscal years 2009 and 2010 of $(10.6) million and $(6.0) million, respectively, and recorded operating profits of $4.1 million and $4.0 million, respectively, in fiscal years 2011 and 2012. We recorded an operating loss of $(18.1) million in fiscal year 2013 and $(12.5) million for the nine months ended December 31, 2013. Excluding the effects of employee share-based compensation costs, we would have recorded operating losses of $(10.2) million and $(6.4) million in fiscal years 2009 and 2013, respectively, and $(3.5) million for the nine months ended December 31, 2013, and operating profits of $0.8 million, $4.6 million and $10.9 million, respectively, in fiscal years 2010, 2011 and 2012; and we would have recorded net losses of $(6.9) million and $(15.9) million in fiscal years 2009 and 2013, respectively, and $(9.2) million for the nine months ended December 31, 2013, and net profits of $0.6 million, $5.4 million and $13.9 million, respectively, in fiscal years 2010, 2011 and 2012, respectively.

We believe the strength of our brand, quality of our services, user-friendliness of our website experience, focus on our customers and efficacy of our marketing programs have enabled us to capture a significant share of the domestic air tickets market in India, while driving increased bookings of international outbound air tickets. In fiscal year 2011, 2.6 million transactions for domestic air tickets in India were booked through us, and we generated $47.6 million in revenue less service cost from our air ticketing business. In fiscal year 2012, 3.5 million transactions for domestic air tickets in India were booked through us, and we generated $66.3 million in revenue less service cost from our air ticketing business. In fiscal year 2013, 3.4 million transactions for domestic air tickets in India were booked through us, and we generated $56.8 million in revenue less service cost from our air ticketing business. During the nine months ended December 31 2013, 2.6 million transactions for domestic air tickets in India were booked through us, and we generated $46.0 million in revenue less service cost from our air ticketing business. We have also leveraged our strength in air travel to grow into non-air travel and other segments of the travel industry, specifically hotels and packages. Revenue less service cost from our hotels and packages business totaled $10.9 million in fiscal year 2011, accounting for 17.9% of our total revenue less service cost, $18.2 million in fiscal year 2012, accounting for 20.7% of our total revenue less service cost, 27.6 million in fiscal year 2013, accounting for 31.3% of our total revenue less service cost and 28.9 million during nine months ended December 31, 2013, accounting for 37.2% of our total revenue less service cost.

We have designed our websites to provide our customers with a user-friendly experience. According to comScore, www.makemytrip.com had an average of over 7.2 million unique visitors per month in fiscal year 2013. In fiscal year 2011, 3.6 million transactions were executed through our websites, accounting for approximately 96.0% of our total transactions, in fiscal year 2012, 4.9 million transactions were executed through our websites, accounting for approximately 94.7% of our total transactions and in fiscal year 2013, 5.0 million transactions were executed through our websites, accounting for approximately 94.7% of our total transactions.

Our customers are now able to make bookings on our mobile site, http://m.makemytrip.com, and on major mobile platforms through our mobile applications, including Indian domestic flights through our Blackberry application and Indian and International flights, hotels and holiday packages and Indian bus offerings through our Android and iPhone applications.

We have built an advanced and secure technology platform, which integrates our sales, customer service and fulfillment operations. Our technology platform is scalable and can be upgraded to handle increased traffic and complexity of products with limited additional investment. As reported by The Economic Times on February 6, 2011, the Indian middle class is expected to grow over three times from 160 million people in 2011 to 547 million people by 2026. In order to meet the requirements of this growing Indian middle class travel market where Internet penetration is relatively low, we also utilize other technology-enhanced distribution channels, including call centers and travel stores in India, as well as our travel agents’ network in India.

We provide our customers with access to all major domestic full-service and low-cost airlines operating in India and all major airlines operating to and from India, over 11,400 hotels and guesthouses in India and more than 144,000 hotels and properties outside India, Indian Railways and several major Indian and overseas bus operators. On the other hand, we believe we are a cost-effective distribution channel for our suppliers, providing reach to a large and expanding customer base in India as well as non-resident Indians.

Our company (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability on April 28, 2000 and we hold a Category 1 Global Business Licence issued by the Financial Services Commission in Mauritius. Our registered office is located at c/o Multiconsult Limited, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius and our principal executive office is located at Tower A, SP Infocity, 243, Udyog Vihar, Phase 1, Gurgaon, Haryana 122016, India and the telephone number for this office is (91-124) 439-5000. Our website address is www.makemytrip.com. Information contained on our website, or the website of any of our subsidiaries or affiliates, is not a part of this annual report. Our agent for service in the United States is MakeMyTrip Inc., 60 East 42nd Street, Suite 2029, New York, NY 10165.

FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements.

The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events or information as of the date on which the statements are made. Our actual results, performance, or achievement may differ from those expressed in, or implied by, these forward-looking statements. Accordingly, we can give no assurances that any of the events anticipated by these forward-looking statements will transpire or occur or, if any of the foregoing factors or other risks and uncertainties described elsewhere in this this prospectus and any accompanying prospectus supplement were to occur, what impact they would have on these forward-looking statements, including our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

RISK FACTORS

Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

The use of net proceeds from the sale of ordinary shares by us will be as set forth in the prospectus supplement. We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders.

DESCRIPTION OF ORDINARY SHARES

General

Our company (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability and we hold a Category 1 Global Business Licence issued by the Financial Services Commission in Mauritius. Our affairs are governed by our Constitution, the Mauritius Companies Act, the Securities Act 2005 of Mauritius, or the Mauritius Securities Act, and other applicable laws of Mauritius and any rules or regulations made thereunder.

Our Constitution states that the objects of our company are to carry out any business or activity permitted under our company’s Category 1 Global Business Licence, and to the extent permitted by law, our company may effect any business transaction and take any steps which it considers expedient to further the objects of our company.

As of December 31, 2013, our stated capital was $155,323,125.65 comprising 37,816,944 ordinary shares with a par value of $0.0005 each.

The following are summaries of certain provisions of our Constitution and the Mauritius Companies Act insofar as they relate to the material terms of our ordinary shares. The term “shareholders” as used in these summaries in relation to our company refers to persons whose names are entered into the share register of our company as the current holder of one or more shares of our company. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our Constitution and the Mauritius Companies Act.

Ordinary Shares

General

All of our ordinary shares are fully paid. Certificates representing our ordinary shares are issued in registered form. Our shareholders who are non-residents of Mauritius may freely hold and vote their ordinary shares.

Dividends

Under the Mauritius Companies Act and our Constitution, we may only pay dividends out of retained earnings, after having made good any accumulated losses at the beginning of the accounting period, and no distribution (which term includes dividend) may be made unless our board of directors is satisfied that, upon the distribution being made (1) our company is able to pay its debts as they become due in the normal course of business and (2) the value of our company’s assets is greater than the sum of (a) the value of its liabilities and (b) our company’s stated capital. Subject to the Mauritius Companies Act and our Constitution, the declaration and payment of any dividend has to be authorized by our board of directors, subject to the approval of our shareholders.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to the directors to be justified by our profits, and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of our company is divided into different classes, our board of directors may also pay any fixed dividend which is payable on any shares of our company half-yearly or on any other dates, whenever our profits, in the opinion of our board of directors, justifies such payment.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which our company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

No dividend shall carry interest against us.

Any dividend or other moneys payable in cash on or in respect of a share may be paid by check or warrant sent through the post addressed to the registered address of the shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of members in respect of the joint holding, or to such person at such address as such shareholder may in writing direct or may be sent by remittance or telegraphic transfer to the bank account of the holder at his bank account as may be notified in writing to us. Every check or warrant or remittance or telegraphic transfer so sent shall be made payable to the order of the person to whom it is sent or, in the case of joint holders, to the order of the holder whose name stands first on our register of members in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend or moneys represented thereby.

Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and if so, shall revert to us.

Voting Rights

Subject to any rights or restrictions as to voting for the time being attached to any class of shares and our Constitution, each holder of our ordinary shares who is present in person or by proxy at a meeting of shareholders shall have one vote on a show of hands and on a poll, each holder of our ordinary shares who is present in person or by proxy shall have one vote for every ordinary share which he holds or represents. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by: (1) the chairman of such meeting, (2) not less than five shareholders having the right to vote at the meeting, (3) a shareholder or shareholders representing not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting, or (4) by a shareholder or shareholders holding shares in the company that confer a right to vote at the meeting and on which the aggregate amount paid up is not less than 10% of the total amount paid up on all shares that confer that right.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes of those shareholders entitled to vote and voting on the matter which is the subject matter of the resolution, while a special resolution is a resolution approved by a majority of 75% or, if a higher majority is required by the Constitution, that higher majority, of the votes of those shareholders entitled to vote and voting on the question. A special resolution will be required for matters such as amending our Constitution.

Transfer of Ordinary Shares

Subject to the restrictions contained in our Constitution, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange (as defined in our Constitution) or in any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share (not being a fully paid up share) to a person of whom it does not approve, or any transfer of any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or any transfer of shares upon which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to our company in respect thereof;

•

the instrument of transfer is lodged at the registered office of our company for the time being or at such other place (if any) as our board of directors may appoint, accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do); and

•	the instrument of transfer is in respect of only one class of shares.

If our board of directors refuses to register a transfer of any shares, they shall within 28 days after the date on which the transfer was lodged with our company send to the transferor and the transferee notice of the refusal as required by the Mauritius Companies Act and the reasons for the refusal will be given in the notice.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares

Subject to the provisions of the Mauritius Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by our board of directors or by ordinary resolution of the shareholders of our company.

Variations of Rights of Shares

If at any time our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Mauritius Companies Act, be varied with the sanction of a special resolution passed at a meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of 75% of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Meetings of Shareholders

An annual shareholders’ meeting shall be convened by our board of directors not more than once in each year and not later than six months after our balance sheet date. Special meetings of shareholders may be convened by our board of directors or on the written request of shareholders holding shares carrying together not less than 5% of the voting rights entitled to be exercised on the issue. Subject to our Constitution, advance notice of at least 14 days is required for the convening of our annual shareholders’ meeting and any special meeting of our shareholders. A quorum for a shareholders meeting shall be present where the shareholders or their proxies are present or have cast postal votes, who are between them able to exercise not less than 33.3% of the votes to be cast on the business to be transacted by the meeting.

A shareholder may exercise the right to vote either by being present in person, by proxy or postal vote. A proxy for a shareholder may attend and be heard at a meeting of shareholders as if the proxy were the shareholder. A proxy shall be appointed by notice in writing signed by the shareholder, and the notice shall state whether the appointment is for a particular meeting or a specified term.

Inspection of Books and Records

Under the Mauritius Companies Act, we are required to keep available our certificate of incorporation, our Constitution, our share register, the full names and residential addresses of our directors, the registered office and address for service of our company, copies of the instruments creating or evidencing charges which are required to be registered under section 127 of the Mauritius Companies Act, minutes of all meetings and resolutions of shareholders, copies of written communications to all shareholders or to all holders of a class of shares during the preceding seven years (including financial statements, and group financial statements), certificates given by directors under the Mauritius Companies Act and the interests register (if any) of our company for inspection by any shareholder of our company or by a person authorized in writing by a shareholder for the purpose, between the hours of 9.00 a.m. and 5.00 p.m. on each working day during the inspection period at the place at which our records are kept in Mauritius. A shareholder who wishes to inspect such records must serve written notice on us of his intention to inspect the records.

The term “inspection period” is defined in the Mauritius Companies Act to mean the period commencing on the third working day after the day on which notice of intention to inspect is served on us by the person or shareholder concerned and ending with the eighth working day after the day of service.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them, into shares of a smaller amount; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled in accordance with the Mauritius Companies Act.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Purchase by Our Company of its Own Shares

Our company may, subject to and in accordance with the Mauritius Companies Act, purchase or otherwise acquire its own shares, on such terms and in such manner as our board of directors may from time to time think fit. Any share that is so purchased or acquired by our company shall, unless held as treasury shares in accordance with the Mauritius Companies Act, be deemed to be cancelled immediately on purchase or acquisition. On such cancellation of a share, the rights and privileges attached to that share shall expire, and the number of issued shares of our company shall be diminished by the number of such shares so cancelled, and where any such cancelled shares was purchased or acquired out of the capital of our company, the amount of the share capital of our company shall be reduced accordingly. In any other instance, our company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by or in accordance with the Mauritius Companies Act.

Directors’ Borrowing Powers

Our Constitution provides that our board of directors may exercise all the powers of our company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future)

and uncalled capital of our company and, subject to the Mauritius Companies Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Interested Directors

The Mauritius Companies Act and our Constitution provide that a director of our company shall, forthwith after becoming aware of the fact that he is interested in a transaction or a proposed transaction with our company, cause to be entered in the interests register of our company and disclose to our board of directors the nature and monetary value of that interest, or where the monetary value of the director’s interest cannot be quantified, the nature and extent of that interest. A general notice entered in the interests register or disclosed to our board of directors to the effect that a director is a shareholder, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction. To the extent that our company is a reporting issuer (as defined in section 86 of the Mauritius Securities Act) the relevant disclosure requirements under the Mauritius Securities Act may also be applicable. We have obtained an exemption from the Mauritius Financial Services Commission from the disclosure requirements applicable to reporting issuers under the Mauritius Securities Act.

Under our Constitution, a director of our company may not vote in respect of any contract or arrangement or any proposed contract or arrangement in which he has any interest, directly or indirectly.

Section 149 of the Mauritius Companies Act provides that a transaction entered into by a company in which a director of the company is interested may be avoided by the company at any time before the expiration of six months after the transaction is disclosed to all the shareholders (whether by means of the company’s annual report or otherwise). However, a transaction shall not be avoided where the company receives fair value under it, and where a transaction is entered into by the company in the ordinary course of its business and on usual terms and conditions, the company shall be presumed to have received a fair value under the transaction. Under the Mauritius Companies Act, the avoidance of a transaction under Section 149 of the Mauritius Companies Act will not affect the title or interest of a person in or to property which that person has acquired where the property was acquired (a) from a person other than the company, (b) for valuable consideration, and (c) without knowledge of the circumstances of the transaction under which the person referred to in paragraph (a) acquired the property from the company.

Notification of Shareholdings by Directors and Substantial Shareholders

Our Constitution provides that (a) each of our directors shall, upon his appointment to our board of directors, give an undertaking to our company that, for so long as he remains a director of our company, he shall forthwith notify our company secretary of the particulars of our shares beneficially owned by him at the time of his appointment and of any change in such particulars (including the circumstances of any such change), and (b) each member of our company shall, upon becoming a substantial shareholder of our company, give an undertaking to our company that, for so long as he remains as a substantial shareholder of our company, he shall notify our company secretary of the particulars of our shares in which he has an interest at the time of his becoming a substantial shareholder or of any change in such particulars (including the circumstances of any such change) within 48 hours of such time or change (as the case may be), provided that he shall only be required to give notice of a change in the percentage level of his interests in the shares where there is a change of 1% or more in the percentage level of his shareholding interest in the relevant class of shares in our company. For this purpose, a “substantial shareholder” means a person who holds by himself or his nominee a share or an interest in a share in the capital of our company which entitles him to exercise not less than 5% of the aggregate voting power exercisable at a meeting of our shareholders.

Category 1 Global Business Company

We are a public company incorporated under the laws of Mauritius with limited liability and we hold a Category 1 Global Business Licence issued by the Financial Services Commission in Mauritius. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Mauritius law distinguishes between domestic companies and global business companies. Any company that is formed or registered in Mauritius and which conducts business outside of Mauritius may apply for a Category 1 Global Business Licence. The requirements for a Category 1 Global Business Company are essentially the same as for a domestic company except for some of the exemptions and privileges listed below (which are not exhaustive):

•	a Category 1 Global Business Company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	a Category 1 Global Business Company may issue no par value shares; and

•	a Category 1 Global Business Company may register as a protected cell company.

Following amendments to the Financial Services Act 2007 of Mauritius pursuant to the Finance (Miscellaneous Provisions) Act 2010 in December 2010, Mauritius companies holding a Category 1 Global Business Licence, or GBC1, issued by the Financial Services Commission in Mauritius are permitted to conduct business both in and outside Mauritius (instead of outside Mauritius only).

We are subject to reporting and other information and disclosure requirements of the Mauritius Securities Act and any rules or regulations made thereunder. However, we have obtained an exemption from the Mauritius Financial Services Commission from the disclosure requirements applicable to reporting issuers under the Mauritius Securities Act.

Differences in Corporate Law

The Mauritius Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Mauritius Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Pursuant to the Mauritius Companies Act, subject to certain exceptions prescribed in the Mauritius Companies Act, a Mauritius company shall not enter into the following transactions unless the transaction is approved by special resolution or contingent on approval by special resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 75% of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 75% of the value of the company’s assets before the disposition; or

(c)	a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 75% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 75% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, a special resolution is a resolution that is approved by a majority of 75% or, if a higher majority is required by the constitution of a Mauritius company, that higher majority, of the votes of those shareholders entitled to vote and voting on the question.

Where a transaction involves the acquisition or disposition or the acquiring of rights, interests or incurring obligations of, in any case, more than half the value of the Mauritius company’s assets, subject to certain exceptions prescribed in the Mauritius Companies Act, the transaction has to be approved by ordinary resolution or contingent on approval by ordinary resolution, and a Mauritius company shall not enter into the following transactions unless the transaction is approved by ordinary resolution or contingent on approval by ordinary resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 50% of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 50% of the value of the company’s assets before the disposition; or

(c)	a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 50% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 50% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, an ordinary resolution is a resolution that is approved by a simple majority of the votes of those shareholders entitled to vote and voting on the matter which is the subject of the resolution.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Mauritius law requires an amalgamation proposal to be approved by the directors of each constituent company and by special resolution of the shareholders of each constituent company.

A merger between a Mauritius parent company and its Mauritius subsidiary or subsidiaries does not require approval by a resolution of shareholders. For this purpose a “subsidiary” has the meaning assigned to it by the Mauritius Companies Act.

Save in certain circumstances, a dissentient shareholder of a Mauritius constituent company is entitled to payment of the fair and reasonable price for his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will normally preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies where the Supreme Court of Mauritius, on the application of the company or, with leave of the court, any shareholder or creditor of the company, may order that an arrangement or amalgamation or compromise shall be binding on the company and on such other persons or classes of persons as the court may specify and any such order may be made on such terms and conditions as the court thinks fit.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff, but under the Mauritius Companies Act, the Mauritius courts may grant leave to a shareholder (including a minority shareholder) to bring a derivative action.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under the Mauritius Companies Act, a company may indemnify a director or employee of the company or a related company for any costs incurred by him or the company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee and (b) in which judgment is given in his favor, in which he is acquitted, which is discontinued, in which he is granted relief under section 350 of the Mauritius Companies Act or where proceedings are threatened and such threatened action is abandoned or not pursued.

The Mauritius Companies Act further provides that a company may indemnify a director or employee of the company or a related company in respect of (a) liability to any person, other than the company or a related company, for any act or omission in his capacity as a director or employee or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of the company. Our Constitution provides for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Mauritius law, a director of a Mauritius company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes duties to the company that include a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. Under the Mauritius Companies Act, our directors have a duty to our company to exercise their powers honestly, in good faith and in the best interests of our company. Our directors also have a duty to our company to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Where a director of a public company also holds office as an executive, the director is required under Mauritius law to exercise that degree of care, diligence and skill which a reasonably prudent and competent executive in that position would exercise. In fulfilling their duty of care to our company, our directors must ensure compliance with the Mauritius Companies Act and our Constitution, as amended from time to time.

Neither Mauritian law nor our Constitution requires the majority of our directors to be independent.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Mauritius law provides that, save for the annual meeting of a company, shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held or by resolution in writing signed by shareholders holding not less than 75 per cent. of the votes entitled to be cast on that resolution, or such percentage above 75 per cent. as is required under the constitution.

Shareholder Meetings

Shareholders of a Delaware corporation generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or bylaws. However, if a corporation fails to hold its annual general meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual general meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Mauritius law and our Constitution allow our shareholders to requisition a shareholders’ meeting. We are obliged by law to call a shareholders’ annual meeting once every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Mauritius law, our Constitution does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Constitution, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains business combination provision applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. Subject to specified exceptions, an interested shareholder is a person or a group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% of more of the corporation’s outstanding voting stock at any time within the previous three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

There is no such statutory provision under Mauritius law restricting transactions between a company and its significant shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by all shareholders entitled to vote thereon. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Mauritius law, a company may be wound up by either an order of the courts of Mauritius or by a special resolution of its members or, if the company is unable to pay its debts, by a special resolution of its members with leave of the court. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Insolvency Act 2009 of Mauritius, our company may be dissolved, liquidated or wound up by special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Mauritius law and our Constitution, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Mauritius law, our Constitution may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Constitution on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Issuance of Preferred Shares

Our Constitution allows for our company to issue preferred shares. Our Constitution provides that the directors of our company may offer, issue, grant options over or otherwise dispose of shares of our company to such persons, at such times and for such consideration and upon such terms and conditions as the board of directors of our company may in its absolute discretion determine (save that no shares shall be issued below the par value of the share) and that any share in our company may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as our company may determine or, if there has not been any such determination or so far as the same does not make specific provision, as the board of directors of our company may determine.

Compulsory Acquisition

The Financial Services Commission in Mauritius has issued the Securities (Takeover) Rules 2010, or the Rules, under the Financial Services Act 2007 of Mauritius and the Mauritius Securities Act which may apply to takeover offers where the offeree is a reporting issuer in Mauritius and to a corporation holding a global business license which is listed on a relevant securities exchange. The Rules include provisions, inter alia, for the making of a mandatory offer and compulsory acquisition of shares. The Rules came into operation on May 1, 2011.

Anti-Takeover Provisions

Mauritius law does not prevent Mauritius companies from adopting a wide range of defensive measures, such as staggered boards, issue of preferred shares, adoption of poison pill shareholder rights plans and provisions that restrict the rights of shareholders to call meetings. Our Constitution includes the following provisions which may be regarded as defensive measures: (i) a staggered board of directors, (ii) the ability to issue preferred shares, (iii) granting directors the absolute discretion to decline to register a transfer of any shares (other than fully paid share), and (iv) requiring that amendments to the Constitution be approved by a special resolution of the shareholders of our company.

Registration Rights

Pursuant to a shareholders agreement dated as of July 16, 2010, by and among our company, Mr. Deep Kalra, Mr. Keyur Joshi and Mr. Sachin Bhatia, SB Asia Investment Fund II L.P., or SAIF, Travogue Electronic Travel Private Limited, Helion Venture Partners, LLC, Sierra Ventures VIII-A, L.P., Sierra Ventures VIII-B, L.P., Sierra Ventures Associates VIII, LLC, Tiger Global Private Investment Partners IV, L.P., Tiger Global Private Investment Partners V, L.P., Mr. Lee Fixel, Mr. Feroz Dewan, and Mr. Scott Shleifer (collectively referred to as the “Shareholders”), we have granted certain registration rights to certain holders of our Registrable Shares, as described below. The term “Registrable Shares,” as defined in the abovementioned shareholders agreement, means:

(i)	any ordinary shares held by any of the Shareholders or the employees/management of our company or its subsidiaries; and

(ii)	any other ordinary shares of our company issued in respect of the ordinary shares described in paragraph (i) above pursuant to stock splits, stock dividends, reclassifications recapitalizations or similar events;

provided that ordinary shares that are Registrable Shares shall cease to be Registrable Shares (a) upon any sale pursuant to a registration statement or Rule 144 under the Securities Act, (b) with respect to a Shareholder, when such Shareholder is eligible to sell, transfer or otherwise convey all of such Shareholder’s Registrable Shares without restriction pursuant to applicable law or (c) upon any sale in any manner to a person or entity which is not entitled to the rights provided by the shareholders agreement.

Subject to the terms of the shareholders agreement described in this prospectus, at any time or from time to time after February 14, 2011, one or more of the Shareholders may request that our company effect a registration under the Securities Act of all or any part of the Registrable Shares owned by the Shareholders, provided that (i) the Registrable Shares to be so registered have a proposed aggregate offering price net of underwriting commissions, if any, of at least $5,000,000 in the aggregate, and (ii) our company shall not be required to effect more than two registrations requested in this manner in any 12 month period.

At any time after our company becomes eligible to file a registration statement on Form F-3 (or any similar or successor form for which our company then qualifies relating to secondary offerings), one or more of the Shareholders will have the right to require our company to effect the registration on Form F-3 (or any similar or successor form for which our Company then qualifies) of all or any portion of the Registrable Shares held by the Shareholders, provided that (i) our company shall not be required to effect any registration of Registrable Shares unless such Registrable Shares have a proposed aggregate offering price net of underwriting commissions (if any) of at least $5,000,000 in the aggregate, and (ii) our company shall not be required to effect more than two registrations requested in this manner in any 12 month period.

In each case, no Shareholder may make more than one request for registration in any six month period.

Whenever our company proposes to file a registration statement including, but not limited to, registration statements relating to secondary offerings of securities of our company (but excluding registration statements relating to the paragraphs above and relating to employee benefit plans or with respect to corporate reorganizations) at any time and from time to time, our company will, at least 30 days prior to such filing, give written notice to all Shareholders of its intention to do so and, upon the written request of any Shareholder(s) given within 20 days after our company provides such notice, our company will use its reasonable efforts to cause all Registrable Shares that our company has been requested by such Shareholder(s) to register or to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Shareholder(s), provided that our company shall have the right to postpone or withdraw any such registration effected without obligation to any Shareholder.

We will pay all Registration Expenses (as defined below) of all registrations under the shareholders agreement, subject to certain provisos set out in the shareholders agreement. For this purpose, the term “Registration Expenses” means all expenses incurred by our company in complying with the shareholders agreement, including (without limitation) all registration and filing fees, exchange listing fees, printing expenses, road show expenses, fees and disbursements of counsel for our company, the reasonable fees and expenses of one (1) special counsel selected by the selling Shareholders to represent the selling Shareholders, state Blue Sky fees and expenses (if any), fees and expenses of our company’s independent auditors and the expense of any special audits incidental to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Shareholders’ own counsel (other than the counsel selected to represent all the selling Shareholders).

On June 14, 2013, we filed a registration statement on Form F-3 to register all Registrable Shares of SAIF pursuant to the exercise of its demand registration right by SAIF under the abovementioned shareholders agreement. The registration statement was declared effective on July 17, 2013. No shares were sold by SAIF under such registration statement. All such shares have been included in the registration statement of which this prospectus is a part.

SELLING SHAREHOLDERS

We are registering for resale ordinary shares held by our shareholders, SAIF, Sierra Venture Associates VIII LLC and certain of its affiliates, referred to collectively as Sierra Ventures, and Tiger Global Private Investment Partners IV, L.P. and certain of its affiliates, referred to collectively as Tiger Global, and each of their pledgees, donees, transferees or other successors-in-interest, as well as certain of our current executive officers, employees and directors. The ordinary shares to be sold by SAIF, Sierra Ventures and Tiger Global, were all issued and outstanding prior to the date that we filed the registration statement of which this prospectus forms a part and, in the case of SAIF and Tiger Global, are described under the heading “Item 7. Major Shareholders and Related Party Transactions” in our most recently filed annual report on Form 20-F, which was completed prior to our filing of the aforesaid registration statement.

	Shares in MakeMyTrip Limited
Name of Selling Shareholder	Number	Percent(1)
SAIF	11,836,570	31.30%
Sierra Ventures(3)	1,508,615	3.99%
Tiger Global(4)	1,040,000	2.75%
Executive officers, employees and directors	500,000	1.32%

Total	14,885,185	39.36%

Notes:

(1)	Based on an aggregate of 37,816,944 ordinary shares outstanding as of December 31, 2013.

(2)	Mr. Andrew Y. Yan is the sole director and shareholder of SAIF II GP Capital Ltd., the sole general partner of SAIF Partners II L.P., which is the sole general partner of SAIF II GP L.P., which is in turn the sole general partner of SAIF.

(3)	Sierra Ventures consists of Sierra Ventures VIII-A, L.P., Sierra Ventures VIII-B, L.P. and Sierra Ventures Associates VIII, LLC. Sierra Ventures Associates VIII, LLC is the general partner of Sierra Ventures VIII-A, L.P. and Sierra Ventures VIII-B, L.P.

(4)	Tiger Global consists of Tiger Global Private Investment Partners IV, L.P., Tiger Global Private Investment Partners V, L.P., Tiger Global Investments, L.P., Lee Fixel and The E&SS Foundation Inc. Tiger Global Private Investment Partners IV, L.P., Tiger Global Private Investment Partners V, L.P. and Tiger Global Investments, L.P. are controlled by Charles. P. Coleman III, Scott Shleifer, Lee Fixel and Feroz Dewan.

Ravi Adusumalli was appointed to our board of directors on July 20, 2005 as a nominee of SAIF. He is a partner of SAIF Partners II L.P. and has been engaged by SAIF Partners II L.P., since 2002. See also “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions” in our most recently filed annual report on Form 20-F and note 37 to the consolidated financial statements appended thereto for a description of transactions that we have entered into with SAIF.

Aditya Tim Guleri was appointed to our board of directors on April 3, 2007 as a nominee of Sierra Ventures. He is a managing member of Sierra Ventures Associates VIII, LLC, the general partner of Sierra Ventures VIII-A, L.P. and Sierra Ventures VIII-B, L.P., and in that capacity, he serves on the boards of directors of various companies that Sierra Ventures invests in, providing operational and financial guidance.

The address of SAIF is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and c/o SAIF Advisors Limited, Suite 2516 - 2520, Two Pacific Place, 88 Queensway, Hong Kong.

The address of Sierra Ventures is 2884, Sand Hill Road, Suite 100, Menlo Park, CA 94025, USA.

The address of each entity and person comprising Tiger Global is c/o Tiger Global Management, LLC, 101 Park Avenue, 48th Floor, New York, NY 10178.

None of the selling shareholders is a broker-dealer or an affiliate of a broker dealer.

Information about our executive officers, employees and directors that may offer our ordinary shares pursuant to this prospectus will be set forth in one or more prospectus supplements or in filings that we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Each of such officers, employees and directors who may offer ordinary shares pursuant to this prospectus acquired the ordinary shares, or the share options and restricted share units convertible into such ordinary shares, prior to the date of the filing of the registration statement of which this prospectus forms a part. The shares were acquired through participating in either the MakeyMyTrip.com 2001 equity option plan or the MakeMyTrip 2010 share incentive plan, or both.

In addition, any prospectus supplement for any offering of our ordinary shares hereunder may include the following additional information:

•	the name of each selling shareholder;

•	the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of ordinary shares to be offered for each selling shareholder’s account; and

•	the number, and, if applicable, the percentage of ordinary shares held by each of the selling shareholders before and after the offering.

Registration Rights Agreement

See “Description of Ordinary Shares — Registration Rights”.

We have filed this shelf registration statement pursuant to the registration rights in the Shareholders Agreement described under “Description of Ordinary Shares — Registration Rights”.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell or distribute our ordinary shares from time to time in one or more public or private transactions:

•	to or through underwriters;

•	through agents;

•	to or through dealers;

•	directly to one or more purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades;

•	through a combination of any of the above; and

•	any other method permitted pursuant to applicable law.

In particular, the selling shareholders (including any pledgee, donee, transferee or other successor-in-interest) may sell or distribute their ordinary shares from time to time in one or more public or private transactions, including:

•	block trades, including block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate a transaction;

•	on any exchange or quotation service or in the over-the-counter market;

•	in transactions otherwise than on an exchange or systems or in the over-the-counter market;

•	through the writing or settlement of put or call options relating to such securities, whether such put or call options are listed on a put or call option exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	the short sales of such securities;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the lending of such securities;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through the distribution of such securities by the selling shareholders to their partners, members or shareholders;

•	through a combination of any of the above; and

•	any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us or the selling shareholders:

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices, which may be changed from time to time.

We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. If the ordinary shares are sold by the selling shareholders through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

At any time a particular offer of the ordinary shares is made, a prospectus supplement or supplements, if required, will be distributed and set forth the methods of distribution and the terms and conditions of each specific offering, including the name or names of any underwriters, dealers or agents and the amounts of ordinary shares underwritten or purchased by each of them, the purchase price of the ordinary shares, the public offering price, if any, and the proceeds to us and/or the selling shareholders from such sales or distribution, any options under which underwriters may purchase additional ordinary shares from us, any delayed delivery arrangements, any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts, commissions, or concessions allowed or reallowed or paid to dealers and any securities exchange or market on which the ordinary shares may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

In addition, we may distribute the ordinary shares as a dividend or in a rights offering to our existing security holders. In some cases, we and/or the selling shareholders or dealers acting for us and/or the selling shareholders or on behalf of us and/or the selling shareholders may also repurchase the ordinary shares and reoffer them to the public by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell or distribute the ordinary shares in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The ordinary shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ordinary shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We and/or the selling shareholders may sell or distribute the ordinary shares directly or through agents we and/or the selling shareholders designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the ordinary shares covered by this prospectus, we and/or the selling shareholders will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale.

Direct Sales

We and/or the selling shareholders may sell or distribute the ordinary shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.

Delayed Delivery

If so indicated in a prospectus supplement, we and/or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the ordinary shares from us and/or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We and/or the selling shareholders and the underwriters may engage in derivative transactions involving the ordinary shares. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we and/or the selling shareholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us and/or the selling shareholders or others (or, in the case of derivatives, securities received from us and/or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling shareholders may loan or pledge the ordinary shares to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General

Agents, dealers, the selling shareholders and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and/or the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us and/or the selling shareholders to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our and/or the selling shareholders’ behalf.

A selling shareholder also may resell all or a portion of its ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of Rule 144.

TAXATION

The following discussion of the material Mauritius and US federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, non-US and non-Mauritian tax laws. To the extent that the discussion relates to matters of Mauritius tax law, it represents the opinion of Conyers Dill & Pearman (Mauritius) Limited, our special Mauritian counsel.

Mauritius Tax Consequences

Our company holds a valid Category 1 Global Business Licence issued by the Financial Services Commission in Mauritius. Our company holds a specific Tax Residence Certificate for India, valid until May 4, 2014 and a general Tax Residence Certificate for all jurisdictions, valid until May 8, 2014, from the Mauritius Revenue Authority, as per the guidelines prescribed by the Mauritius Revenue Authority. These certificates are required for the avoidance of double taxation under the Agreements for the Avoidance of Double Taxation signed between Mauritius and other jurisdictions, including India.

The Income Tax Act 1995 of Mauritius imposes a tax in Mauritius on the chargeable income of our company at the rate of 15%. However, under the Income Tax (Foreign Tax Credit) Regulations 1996 of Mauritius, subject to the Income Tax Act 1995 and the regulations of the Income Tax (Foreign Tax Credit) Regulations 1996, credit is allowed for foreign tax on the foreign source income of a resident of Mauritius against Mauritius tax computed by reference to the same income, and where credit is allowed against Mauritius tax chargeable in respect of any income, the amount of Mauritius tax so chargeable shall be reduced by the amount of the credit. Under the Income Act, 1995, “foreign source income” means income which is not derived from Mauritius and includes in the case of a corporation holding a Category 1 Global Business Licence under the Financial Services Act 2007 of Mauritius, income derived from its transactions with non-residents or corporations holding a Category 1 Global Business Licence under the Financial Services Act. Subject to the provisions of the Income Tax (Foreign Tax Credit) Regulations 1996, no credit is allowed in respect of foreign tax unless written evidence is presented to the Mauritius Revenue Authority showing the amount of foreign tax which has been charged and for this purpose, “written evidence” includes a receipt of the relevant authorities of the foreign country for the foreign tax or any other evidence that the foreign tax has been deducted or paid to the relevant authorities of that country. However, pursuant to regulation 8 of the Income Tax (Foreign Tax Credit) Regulations 1996, if written evidence is not presented to the Mauritius Revenue Authority showing the amount of foreign tax charged on our foreign source income, the amount of foreign tax shall nevertheless be conclusively presumed to be equal to 80% of the Mauritius tax chargeable with respect to that income and in such circumstance, the effective tax rate in Mauritius on our chargeable income would be 3%.

Following amendments to the Financial Services Act 2007 of Mauritius pursuant to the Finance (Miscellaneous Provisions) Act 2010 in December 2010, Mauritius companies holding a Category 1 Global Business Licence, or GBC1, issued by the Financial Services Commission in Mauritius are permitted to conduct business both in and outside Mauritius (instead of outside Mauritius only). The operations of a GBC1 company in Mauritius will be subject to tax on chargeable income at the rate of 15% in Mauritius. Mauritius currently has no capital gains tax and has no taxation in the nature of a withholding tax on the payment of dividends. There is no withholding tax requirement on interest or royalties payments applicable to us as a holder of a Category 1 Global Business Licence issued by the Financial Services Commission in Mauritius where such interest are paid to a non-resident of Mauritius not carrying on any business in Mauritius and such royalties are paid to non-residents of Mauritius. There is no estate duty, inheritance tax or gift tax in Mauritius.

Under existing Mauritius laws:

•	no capital, transfer or registration duties are levied in Mauritius on the issue, purchase or sale of our ordinary shares;

•

dividend payments or other distributions to holders of our ordinary shares are exempt from Mauritius tax, and no withholding will be required of our company on dividend payments or other distributions; and

•	gains derived from the sale or disposition of our ordinary shares will not be subject to Mauritius tax.

There are currently no exchange controls or currency exchange restrictions in Mauritius.

Prospective investors are advised to consult their tax advisors with respect to their particular tax situations and the tax effects of an investment in our shares.

US Federal Income Taxation

The following discussion describes certain material US federal income tax consequences to US Holders (as defined below) under current law of an investment in our ordinary shares. This discussion applies only to US Holders that hold the ordinary shares as capital assets (generally, property held for investment) and that have the US dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on US Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	US expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or other pass-through entities, or persons holding ordinary shares through such entities.

The discussion also does not deal with the consequences of the recently enacted Medicare tax on “net investment income.”

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-US AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” will apply to you if you are a beneficial owner of our ordinary shares and you are, for US federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to US federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons for all substantial decisions or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a United States person (a “US Holder”).

The tax treatment of a partner in a partnership (or other entity taxable as a partnership for US federal income tax purposes) that holds our ordinary shares will depend on the status of such partner and the activities of such partnership. If you are a partner in such partnership, you should consult your tax advisors.

Dividends and Other Distributions

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount (in US dollars) of any distribution we make to you with respect to our ordinary shares (including the amount of any non-US taxes withheld therefrom) will generally be includible in your gross income as dividend income, but only to the extent that such distribution is paid out of our current or accumulated earnings and profits (as determined under US federal income tax principles). Amounts not treated as dividend income for US federal income tax purposes will constitute a return of capital and will first be applied against and reduce the tax basis in your ordinary shares, but not below zero. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the ordinary shares will be treated as capital gain realized on the sale or other disposition of the ordinary shares. However, we do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, you should expect that any distribution we make to you will be reported as a dividend even if such distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Any dividends we pay may not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other US corporations.

With respect to certain non-corporate US Holders, including individual US Holders, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to you for the taxable year in which the dividend is paid and the preceding taxable year and (3) certain holding period requirements are met. Under US Internal Revenue Service authority, common or ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as our ordinary shares are. You should consult your tax advisors regarding the availability of the lower tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we pay with respect to our ordinary shares will generally be treated as foreign source income and constitute “passive category income” but could, in the case of certain US Holders, constitute “general category income.” If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividends, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Dispositions

Subject to the PFIC rules discussed below, you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in US dollars) for the ordinary share and your adjusted tax basis (in US dollars) in the ordinary share. If you are a non-corporate US Holder, including an individual US Holder, that has held the ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of our ordinary shares will generally be treated as US source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on, among other things, the current and anticipated valuation of our assets and composition of our income and assets, we do not believe we will be a PFIC for US federal income tax purposes for our current taxable year or will become a PFIC in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, a separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year, Latham & Watkins LLP, our US counsel, expresses no opinion with respect to our PFIC status or our expectations set forth in this paragraph.

A non-US corporation will be a PFIC for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Because the value of our assets for purposes of the asset test will generally be determined in part by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ordinary shares. If such election is made, you will be deemed to have sold the ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your ordinary shares with respect to which such election was made will not be treated as shares in a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we were a PFIC will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from a sale or other disposition of our ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you will be deemed to the shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion that the value of the ordinary shares you own bears to the value of all of our ordinary shares, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A US Holder of “marketable stock” (as defined below) of a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for our ordinary shares, you will include in gross income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ordinary shares you hold as of the close of your taxable year over your adjusted tax basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted tax basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your gross income under a mark-to-market election, as well as any gain from the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss from the actual sale or other disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your tax basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to any distributions that we make, except that the lower tax rate applicable to qualified dividend income (discussed above under “— Dividends and Other Distributions”) generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in greater than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable US Treasury regulations. Our ordinary shares are listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the ordinary shares are regularly traded and you are a holder of the ordinary shares, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a US Holder may continue to be subject to the PFIC rules described above regarding excess distributions and recognized gains with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for US federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, a US person that owns stock of a PFIC generally may make a “qualified electing fund” election with respect to such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. A US person that makes a qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such US person’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such US person with certain information regarding its earnings and profits as required under applicable US Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Unless otherwise provided by the US Treasury, each US shareholder of a PFIC is required to file an annual report containing such information as the US Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or other disposition of ordinary shares may be subject to information reporting to the US Internal Revenue Service and possible US backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification on US Internal Revenue Service Form W-9 or that is otherwise exempt from backup withholding. US Holders that are exempt from backup withholding should still complete US Internal Revenue Service Form W-9 to avoid possible erroneous backup withholding. You should consult your tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the US Internal Revenue Service and furnishing any required information in a timely manner.

Additional Reporting Requirements

U.S. individuals that own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Our ordinary shares may be subject to these rules. US Holders that are individuals should consult their tax advisers regarding the application of this requirement to their ownership of our shares.

If you are in any doubt about the contents of this document, you should consult your tax adviser, stockbroker, bank manager, attorney, accountant or other financial advisor.

LEGAL MATTERS

The validity of our ordinary shares will be passed upon by Conyers Dill & Pearman (Mauritius) Limited, our Mauritian counsel. Certain legal matters relating to US federal securities law in connection with any offering pursuant to this prospectus will be passed upon for us by Latham & Watkins LLP, our US counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2013 and 2012, and for each of the years in the three-year period ended March 31, 2013, and management’s assessment of the effectiveness of our internal control over financial reporting as of March 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG, the independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of March 31, 2013, contains an explanatory paragraph that states that we acquired the Hotel Travel Group and the ITC Group during the year ended March 31, 2013, and management excluded from its assessment of the effectiveness of our internal control over financial reporting as of March 31, 2013, the Hotel Travel Group’s and the ITC Group’s internal control over financial reporting associated with total assets of $35,825,105 (of which $23,685,262 represents goodwill and intangibles included within the scope of the assessment) and total revenues of $6,207,024 included in our consolidated financial statements as of and for the year ended March 31, 2013. KPMG’s audit of our internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of the Hotel Travel Group and the ITC Group.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Mauritius law, a company may indemnify a director or employee of such company or a related company for any costs incurred by him or such company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee, and (b) in which judgment is given in his favor, or in which he is acquitted, or which is discontinued or in which he is granted relief under section 350 of the Companies Act 2001 (as amended) of Mauritius or where proceedings are threatened and such threatened action is abandoned or not pursued. Mauritius law further provides that a company may indemnify a director or employee of such company or a related company in respect of (a) liability to any person, other than such company or a related company, for any act or omission in his capacity as a director or employee; or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of such company. Our Constitution provides for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Furthermore, Mauritius law permits us to purchase and maintain insurance for a director or employee of the company or a related company in respect of (a) liability, not being criminal liability, for any act or omission in his capacity as a director or employee; (b) costs incurred by that director or employee in defending or settling any claim or proceeding relating to any such liability; or (c) costs incurred by that director or employee in defending any criminal proceedings (1) that have been brought against the director or employee in relation to any act or omission in that person’s capacity as a director or employee; (2) in which that person is acquitted; or (3) in relation to which a nolle prosequi is entered. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose, with a policy limit of $30 million.

Item 9. Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1(1)	Fourth Amended and Restated Shareholders Agreement dated July 16, 2010 by and among the shareholders named therein and our company.

4.2(2)	Specimen Ordinary Share Certificate.

5.1**	Opinion of Conyers Dill & Pearman (Mauritius) Limited regarding the validity of the ordinary shares being registered.

8.1**	Opinion of Conyers Dill & Pearman (Mauritius) Limited as to certain Mauritian tax matters (see Exhibit 5.1)

23.1**	Consent of Conyers Dill & Pearman (Mauritius) Limited (see Exhibit 5.1).

23.2**	Consent of KPMG, independent registered public accounting firm.

24.1**	Powers of Attorney (included as part of signature page).

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.

**	Filed herewith.

(1)	Filed as Exhibit 10.3 to our Registration Statement on Form F-1 (File No. 333-168315), as filed with the SEC on July 26, 2010, which exhibit is incorporated herein by reference.

(2)	Filed as Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-168315), as filed with the SEC on July 26, 2010, which exhibit is incorporated herein by reference.

Item 10. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(A)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gurgaon, State of Haryana, India on February 14, 2014.

MakeMyTrip Limited

By:	/s/ Mohit Kabra
Name:	Mohit Kabra
Title:	Group Chief Financial Officer

We, the undersigned directors of MakeMyTrip Limited and executive officers of MakeMyTrip Limited and its subsidiaries hereby severally constitute and appoint Deep Kalra, Rajesh Magow and Mohit Kabra, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on February 14, 2014.

Signature	Title

/s/ Deep Kalra Deep Kalra	Director, Group Chairman and Group Chief Executive Officer (group principal executive officer)

/s/ Rajesh Magow Rajesh Magow	Director and Chief Executive Officer — India

/s/ Keyur Joshi Keyur Joshi	Director and Group Chief Commercial Officer

/s/ Mohit Kabra Mohit Kabra	Group Chief Financial Officer (group principal financial officer and group principal accounting officer)

/s/ Ravi Adusumalli Ravi Adusumalli	Director

/s/ Ranodeb Roy Ranodeb Roy	Director

Signature	Title

/s/ Aditya Tim Guleri Aditya Tim Guleri	Director

/s/ Philip C. Wolf Philip C. Wolf	Director

/s/ Vivek N. Gour Vivek N. Gour	Director

/s/ Frederic Lalonde Frederic Lalonde	Director

/s/ Gyaneshwarnath Gowrea Gyaneshwarnath Gowrea	Director

/s/ Mohammad Akhtar Janally Mohammad Akhtar Janally	Director

/s/ Jonathan I. Huang Jonathan I. Huang	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1(1)	Fourth Amended and Restated Shareholders Agreement dated July 16, 2010 by and among the shareholders named therein and our company.

4.2(2)	Specimen Ordinary Share Certificate.

5.1**	Opinion of Conyers Dill & Pearman (Mauritius) Limited regarding the validity of the ordinary shares being registered.

8.1**	Opinion of Conyers Dill & Pearman (Mauritius) Limited as to certain Mauritian tax matters (see Exhibit 5.1)

23.1**	Consent of Conyers Dill & Pearman (Mauritius) Limited (see Exhibit 5.1).

23.2**	Consent of KPMG, independent registered public accounting firm.

24.1**	Powers of Attorney (included as part of signature page).

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.

**	Filed herewith.

(1)	Filed as Exhibit 10.3 to our Registration Statement on Form F-1 (File No. 333-168315), as filed with the SEC on July 26, 2010, which exhibit is incorporated herein by reference.

(2)	Filed as Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-168315), as filed with the SEC on July 26, 2010, which exhibit is incorporated herein by reference.